Exhibit 99.1

Engility Holdings, Inc. Announces Launch of Exchange Offer For

8.875% Senior Notes due 2024

CHANTILLY, Va. April 28, 2017 — Engility Holdings, Inc. (“Engility” or the “Company”) (NYSE: EGL) today announced that its wholly-owned subsidiary, Engility Corporation, has launched an offer to exchange its 8.875% Senior Notes due 2024 in the aggregate principal amount of $300,000,000 (the “Initial Notes”), which are not registered under the Securities Act of 1933, as amended (the “Act”), for a like principal amount of 8.875% Senior Notes due 2024 (the “Exchange Notes”), which have been registered under the Act. The exchange offer will expire at 5:00 p.m. (New York City time) on May 26, 2017, unless extended by the Company. Valid tenders of the Initial Notes must be made, and may be withdrawn at any time, before the exchange offer expires.

The Exchange Notes are substantially identical to the Initial Notes, except that the Exchange Notes will be registered under the Act and will not be subject to the transfer restrictions and certain registration rights agreement provisions applicable to the Initial Notes. The Initial Notes that are subject to the exchange offer were originally sold in a private placement to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S, which was completed on August 12, 2016.

Documents describing the terms of the exchange offer, including the prospectus and transmittal materials for making tenders, may be obtained from the exchange agent, Deutsche Bank Trust Company Americas, via registered or certified mail at DB Services Americas, Inc., Attention: Reorg Dept, 5022 Gate Parkway, Suite 200, Jacksonville, Florida 32256, or via facsimile at (615) 866-3889.

This press release does not constitute an offer to purchase or a solicitation of an offer to sell securities. The exchange offer is being made only pursuant to a prospectus and the related transmittal materials and only to such persons and in such jurisdictions as is permitted under applicable law.

About Engility

Engility (NYSE:EGL) is engineered to make a difference. Built on six decades of heritage, Engility is a leading provider of integrated solutions and services, supporting U.S. government customers in the defense, federal civilian, intelligence and space communities. Our innovative, highly technical solutions and engineering capabilities address diverse client missions. We draw upon our team’s intimate understanding of customer needs, deep domain expertise and technical skills to help solve our nation’s toughest challenges. Headquartered in Chantilly, Virginia, and with offices around the world, Engility’s array of specialized technical service offerings include high-performance computing, cybersecurity, enterprise modernization and systems engineering. To learn more about Engility, please visit www.engilitycorp.com and connect with us on Facebook, LinkedIn and Twitter.

Forward-Looking Statements

Statements contained in this news release, other than statements of historical fact, are forward-looking statements that involve risk and uncertainties within the meaning of Section 27A of the

Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform act of 1995. Actual future events or results may differ materially from these statements. Readers are referred to the documents filed by Engility with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K, current reports on Form 8-K and quarterly reports on Form 10-Q. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.